CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2003, relating to the financial statements and financial highlights of Babson Enterprise Fund, Inc., Babson Enterprise Fund II, Inc., David L. Babson Growth Fund, Inc., Shadow Stock Fund, Inc., Babson Value Fund, Inc., Babson-Stewart Ivory International Fund, Inc., D.L. Babson Bond Trust (comprised of Portfolio L and Portfolio S), D.L. Babson Money Market Fund, Inc., and D.L. Babson Tax-Free Income Fund, Inc., which appears in the June 30, 2003 Annual Report to Shareholders of Babson Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.



PricewaterhouseCoopers LLP

Minneapolis, Minnesota
October 31, 2003


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